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                                                                     EXHIBIT 5.1

                     [Letterhead of Bogle & Gates P.L.L.C.]

                                                                   June 19, 1997

CD Radio Inc.
Sixth Floor, 1001 22nd Street, N.W.
Washington, D.C. 20037

Ladies and Gentlemen:

                 We are delivering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") of CD Radio Inc. (the "Company") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to an aggregate of 9,061,740 shares of common stock, par value $0.001 per share, of the Company (the "Shares") to be resold by certain selling stockholders named therein (the "Selling Stockholders").

                 We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization and issuance of the Shares, and have made such investigations of law, as we have deemed necessary and advisable.

                 Based upon the foregoing and having due regard for such legal questions as we have deemed relevant, we are of the opinion that:

                 The 9,061,740 Shares, which will be issued to the Selling Stockholders upon the conversion of the shares of 5% Delayed Convertible Preferred Stock of the Company, have been duly authorized, and, upon issuance in accordance with the terms of the 5% Delayed Convertible Preferred Stock, will constitute duly authorized, legally issued, fully paid and nonassessable shares of common stock of the Company.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above, and to the reference to our firm in the Prospectus constituting a part of the Registration Statement.


                                        Very truly yours,

                                        /s/ Bogle & Gates P.L.L.C.